Exhibit (a)(1)

BILIBILI INC.

NOTICE OF REPURCHASE OF NOTES

AT OPTION OF HOLDERS

0.50% CONVERTIBLE SENIOR NOTES DUE 2026

CUSIP NO. 090040AF3

To the Holders of 0.50% Convertible Senior Notes due 2026 issued by Bilibili Inc.:

Ladies and Gentlemen:

Reference is made to the Indenture dated as of November 23, 2021 (the “Indenture”) between Bilibili Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, as issuer (the “Company”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”) relating to the Company’s 0.50% Convertible Senior Notes due 2026 (the “Notes”). This notice (the “Notice”) is being delivered to the Trustee and the holders of record of the Notes pursuant to Section 15.01 of the Indenture. Capitalized terms used but not otherwise defined in this Notice have the meanings given to them in the Indenture.

Each Holder of the Notes, at such Holder’s option, may require the Company to repurchase for cash on December 1, 2024 (the “Repurchase Date”) all of such Holder’s Notes, or any portion thereof that is an integral multiple of US$1,000 principal amount, subject to the terms and conditions of the Indenture (the “Repurchase Right”). The Company states that:

(i)

Holders may exercise the Repurchase Right from 12:01 a.m. (New York City time) on October 29, 2024 (the “Repurchase Open Time”) until 5:00 p.m. (New York City time) (the “close of business”) on November 27, 2024, the second Business Day immediately preceding the Repurchase Date (the “Repurchase Expiration Time”).

(ii)

The repurchase price (the “Repurchase Price”) for the Notes in respect of which a repurchase notice (in the form attached hereto as Annex A) has been given (the “Repurchase Notice”) shall be an amount in cash equal to 100% of the principal amount of the Notes to be so repurchased, plus accrued and unpaid interest, to, but excluding, the Repurchase Date; provided that any such accrued and unpaid interest shall be paid to the Holders of such Notes at the close of business on November 15, 2024, the Regular Record Date immediately preceding the Repurchase Date, whether or not such Holders exercise their Repurchase Right.

As December 1, 2024 is a Sunday, pursuant to the Indenture and the Notes, the Company will make payment to be paid on such date on Monday, December 2, 2024, being the next succeeding business day, with the same force and effect as if paid on December 1, 2024, and no interest shall accrue in respect of the delay.

To exercise your Repurchase Right and receive the Repurchase Price, you must deliver the Notes through the transmittal procedures of the Depository Trust Company (“DTC”) between the Repurchase Open Time and the Repurchase Expiration Time. Notes delivered through the transmittal procedures of DTC for purchase may be withdrawn at any time between the Repurchase Open Time and the Repurchase Expiration Time, by complying with the withdrawal procedures of DTC. If a Holder has delivered a Repurchase Notice with respect to any Notes, such Notes cannot be converted unless the Holder withdraws the Repurchase Notice in accordance with the terms of the Indenture. The surrender by a Holder of any Notes to DTC via the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”) will constitute delivery of a Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Repurchase Right. DTC’s ATOP system will only commence receiving surrender of Notes on the Repurchase Open Time and any surrender of Notes delivered prior to the Repurchase Open Time will not be accepted by the ATOP system.

The Trustee has informed the Company that, as of the date of this notice (the “Repurchase Right Notice”), all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

The name and addresses for the Conversion Agent and the Paying Agent are as follows:

Conversion Agent:

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc

5022 Gate Parkway Suite 200

MS JCK01-218

Jacksonville, FL 32256

db.reorg@db.com

For information call 1-800-735-7777

Paying Agent:

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc

5022 Gate Parkway Suite 200

MS JCK01-218

Jacksonville, FL 32256

db.reorg@db.com

For information call 1-800-735-7777

Holders of the Notes should refer to the Indenture for a complete description of repurchase procedures and direct any questions concerning the mechanics of repurchase to the Trustee by contacting Deutsche Bank Trust Company Americas.

Very truly yours,

Bilibili Inc.

By:	/s/ Rui Chen
Name: Rui Chen
Title: Chairman of the Board of Directors and Chief
Executive Officer

Date: October 21, 2024

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT	6
1. Information Concerning the Company	6
2. Information Concerning the Notes	6
2.1 Interest	6
2.2 The Company’s Obligation to Purchase the Notes	6
2.3 Repurchase Price	7
2.4 Source of Funds	7
2.5 Conversion Rights of the Notes	7
2.6 Market for the Notes and the Company’s ADSs	8
2.7 Redemption	8
2.8 Ranking	9
3. Procedures to Be Followed by Holders Electing to Exercise the Repurchase Right	9
3.1 Method of Delivery	9
3.2 Agreement to Be Bound by the Terms of the Repurchase Right	9
3.3 Exercise of Repurchase Right; Delivery of Notes	10
4. Right of Withdrawal	11
5. Payment for Surrendered Notes	12
6. Notes Acquired	12
7. Plans or Proposals of the Company	12
8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes	13
9. Agreements Involving the Company’s Securities	13
10. U.S. Federal Income Tax Considerations	13
11. Additional Information	16
12. No Solicitation	16
13. Definitions	16

No person has been authorized to give any information or to make any representation other than those contained in this Repurchase Right Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Repurchase Right Notice is accurate as of any date other than the date on the front of this Repurchase Right Notice. This Repurchase Right Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Repurchase Right Notice shall not under any circumstances create any implication that the information contained in this Repurchase Right Notice is current as of any time subsequent to the date of such information. None of the Company, its board of directors, or its executive management is making any representation or recommendation to any Holder as to whether or not to exercise the Repurchase Right. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Repurchase Right and, if so, the principal amount of Notes for which the Repurchase Right should be exercised.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Right. To understand the Repurchase Right fully and for a more complete description of the terms of the Repurchase Right, we urge you to carefully read the remainder of this Repurchase Right Notice. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

Bilibili Inc., a Cayman Islands company (the “Company”), is obligated to repurchase those 0.50% Convertible Senior Notes due 2026 with respect to which you validly exercise your Repurchase Right. (Page 6)

Why is the Company offering to purchase my Notes?

The right of each Holder of the Notes to require the Company to repurchase such Holder’s Notes pursuant to the Repurchase Right at the time described in this Repurchase Right Notice is a term of the Notes and has been a right of the Holders from the time the Notes were issued on November 23, 2021. We are required to repurchase the Notes of any Holder that exercises its Repurchase Right pursuant to the terms of the Notes and the Indenture. (Pages 6-7)

Which of the Notes is the Company obligated to repurchase?

We are obligated to repurchase all of the Notes surrendered (and not withdrawn) by any Holder through the facilities of, and in accordance with the procedures of, the Depository Trust Company (“DTC”) between 12:01 a.m., New York City time, on Tuesday, October 29, 2024, and 5:00 p.m., New York City time, on Wednesday, November 27, 2024. As of October 21, 2024, US$432,407,000 in aggregate principal amount of the Notes was outstanding. The Notes were issued under the Indenture, dated as of November 23, 2021 (the “Indenture”), by and between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The surrender by a Holder of any Notes to DTC via ATOP will constitute delivery of a Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Repurchase Right. (Pages 6-7)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, December 1, 2024 (the “Repurchase Price”), with respect to any and all Notes validly surrendered for repurchase and not withdrawn; provided that such accrued and unpaid interest (if any) will be paid to the Holder of record as of 5:00 p.m., New York City time, on Friday, November 15, 2024, whether or not such Holders exercise their Repurchase Right. (Page 7)

How much accrued and unpaid interest will the Company pay as part of the Repurchase Price?

None. Pursuant to the terms of the Indenture and the Notes, the next interest payment date for the Notes is December 1, 2024. As December 1, 2024 is a Sunday, pursuant to the terms of the Indenture and the Notes, on Monday, December 2, 2024, which is the next succeeding business day, the Company will pay accrued and unpaid interest on all of the Notes through November 29, 2024, to all Holders who were Holders of record as of 5:00 p.m., New

York City time, on Friday, November 15, 2024, regardless of whether the Repurchase Right is exercised with respect to such Notes, with the same force and effect as if paid on December 1, 2024 and no interest shall accrue in respect of the delay. As a result, on December 1, 2024, which is the date specified in the Indenture for repurchase, there will be no accrued and unpaid interest on the Notes. (Page 7)

Can the Company redeem the Notes?

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase Notes, other than pursuant to this offer to purchase the Notes, until ten (10) business days after the expiration or termination of this offer.

Following that time, if any Notes remain outstanding, subject to the provisions of the Indenture, the Company may, at its option, on not less than 46 Scheduled Trading Days’ but no more than 60 Scheduled Trading Days’ prior notice, redeem the Notes before the 44th Scheduled Trading Day immediately preceding December 1, 2026 as follows:

•

The Company may redeem all but not part of the Notes (except in respect of certain Holders that elect otherwise as described in the Indenture) in connection with a change in tax law at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including the date fixed by the Company for redemption (the “Redemption Date”). Upon receiving such notice of redemption, each Holder will have the right to elect to not have its Notes redeemed, subject to the provisions of the Indenture.

•

The Company may redeem for cash all or any part of the Notes, at its option, if the last reported sale price of the ADSs has been at least 130% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period (including the last Trading Day of such period) ending on, and including, the Trading Day immediately preceding the date on which the Company sends a notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date.

•

The Company may redeem for cash all but not part of the Notes at any time if less than US$160,000,000 aggregate principal amount of Notes remains outstanding at such time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date. (Pages 8-9)

What are my rights to convert my Notes?

Subject to and upon compliance with the provisions of the Indenture, a Holder will have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is US$1,000 principal amount or an integral multiple thereof) of such Holder’s Notes at any time prior to 5:00 p.m., New York City time, on the fifth Scheduled Trading Day immediately preceding December 1, 2026, at an initial conversion rate of 10.6419 ADSs (subject to certain adjustments, the “Conversion Rate”) per US$1,000 principal amount of Notes (the “Conversion Obligation”). If a Holder has already delivered a Fundamental Change Repurchase Notice or a Repurchase Notice with respect to a Note, such Holder may not surrender that Note for conversion until the Holder has withdrawn the applicable repurchase notice in accordance with the Indenture. The conversion of your Notes is subject to the provisions regarding conversion contained in the Indenture and the Notes.

Generally, if you exercise the conversion right and the price per ADS is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. The Conversion Price at any given time is computed by dividing US$1,000 by the applicable Conversion Rate at such time. (Page 7)

How will the Company fund the purchase of the Notes?

The Company plans to use its cash balance as of the Repurchase Date to fund the repurchase of the Notes. The Company does not currently have alternative financing plans or arrangements as it has sufficient cash on hand to pay the total amount of consideration required to repurchase all of the Notes. (Page 7)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s ADSs, and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Repurchase Right. The value of the Notes upon exercise of the conversion right will be based on the applicable conversion rate for the Notes, as summarized above, under the caption “What are my rights to convert my Notes?” (Page 8)

What does the board of directors of the Company think of the Repurchase Right?

The board of directors of the Company has not made any recommendation as to whether you should exercise the Repurchase Right. You must make your own decision whether to exercise the Repurchase Right and, if so, the principal amount of Notes for which the Repurchase Right should be exercised. (Page 7)

When does the Repurchase Right expire?

Your right to exercise the Repurchase Right expires at 5:00 p.m., New York City time, on Wednesday, November 27, 2024 (the “Expiration Date”), which is the second Business Day immediately preceding the Repurchase Date. If the offer period is extended, we will publicly disclose the new expiration date by filing an amendment to the Schedule TO and by issuing a press release. (Pages 6-7 and 10-11)

What are the conditions to the purchase by the Company of the Notes?

Our purchase of Notes for which the Repurchase Right is validly exercised is not subject to any condition other than such purchase being lawful, the relevant Notes being surrendered, and the procedural requirements described in this Repurchase Right Notice being satisfied. (Pages 6-7)

How do I exercise the Repurchase Right?

The Trustee has informed the Company that, as of the date of this Repurchase Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Repurchase Right with respect to your Notes held through DTC, between 12:01 a.m., New York City time, on October 29, 2024, to 5:00 p.m., New York City time, on the Expiration Date, in the following manner:

•

If your Notes are held through a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to exercise the Repurchase Right and instruct such nominee to exercise the Repurchase Right by surrendering the Notes on your behalf through ATOP before 5:00 p.m., New York City time, on the Expiration Date; or

•

If you are a DTC participant and hold your Notes through DTC directly, you must surrender your Notes electronically through ATOP before 5:00 p.m., New York City time, on the Expiration Date, subject to the terms and procedures of ATOP, if you desire to exercise the Repurchase Right.

While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to tender Notes pursuant to the Repurchase Right and holds physical certificates evidencing such Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and timely deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Repurchase Right set forth in this Repurchase Right Notice. (Pages 9-11)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE REPURCHASE RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

If I exercise the Repurchase Right, when will I receive payment for my Notes?

We will deposit with the Paying Agent on or prior to 10:00 a.m., New York City time, November 29, 2024, which is one business day prior to the Repurchase Date, an appropriate amount of money sufficient to repurchase all of the Notes to be repurchased at the Repurchase Price, and the Paying Agent will promptly distribute the consideration to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company, or other nominee, as the case may be, will distribute the cash to you. (Page 12)

Until what time may I withdraw my previous exercise of the Repurchase Right?

You may withdraw your exercise of the Repurchase Right with respect to any Notes at any time until 5:00 p.m., New York City time, on Wednesday, November 27, 2024, which is the second Business Day immediately preceding the Repurchase Date. (Pages 11-12)

How do I withdraw my previous exercise of the Repurchase Right?

To withdraw your previous exercise of the Repurchase Right with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on Wednesday, November 27, 2024, which is the second Business Day immediately preceding the Repurchase Date. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which a Repurchase Notice was previously delivered must, instead of complying with DTC withdrawal procedures, complete and sign a notice of withdrawal specifying (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which portion must be US$1,000 aggregate principal amount or an integral multiple thereof, (ii) the certificate numbers of the Notes in respect of which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such Note which remains subject to the Repurchase Notice, which portion must be US$1,000 aggregate principal amount or an integral multiple thereof, and deliver such manually signed notice of withdrawal to the Paying Agent prior to 5:00 p.m., New York City time, on Wednesday, November 27, 2024. (Pages 11-12)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE REPURCHASE RIGHT WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL.

Do I need to do anything if I do not wish to exercise the Repurchase Right?

No. If you do not exercise the Repurchase Right before the expiration of the Repurchase Right, we will not repurchase your Notes on the Repurchase Date and such Notes will remain outstanding subject to their existing terms. (Page 9)

If I choose to exercise the Repurchase Right, do I have to exercise the Repurchase Right with respect to all of my Notes?

No. You may exercise the Repurchase Right with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Repurchase Right with respect to a portion of your Notes, you must exercise the Repurchase Right with respect to such Notes for a principal amount of US$1,000 or an integral multiple thereof. (Page 9)

If I do not exercise the Repurchase Right, will I continue to be able to exercise my conversion rights?

Yes. If you do not exercise the Repurchase Right, your conversion rights will not be affected. You will continue to have the conversion rights subject to the terms, conditions, and adjustments specified in the Indenture and the Notes, as summarized above, under the caption “What are my rights to convert my Notes?” (Page 7)

If I exercise the Repurchase Right, will my receipt of cash for Notes with respect to which I exercised the Repurchase Right be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash for Notes pursuant to an exercise of the Repurchase Right will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the U.S. federal income tax considerations to you of the receipt of cash for the Notes pursuant to an exercise of the Repurchase Right. (Pages 13-15)

Who is the Paying Agent?

The Deutsche Bank Trust Company Americas is serving as the Paying Agent in connection with the Repurchase Right. Its address and telephone number are set forth on the front cover page of this Repurchase Right Notice.

Whom can I talk to if I have questions about the Repurchase Right?

Questions and requests for assistance in connection with the exercise of the Repurchase Right may be directed to the Paying Agent at the address and telephone set forth on the cover page of this Repurchase Right Notice.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT

1.	Information Concerning the Company.

Bilibili Inc. is an iconic brand and a leading video community with a mission to enrich the everyday life of young generations in China. Bilibili offers a wide array of video-based content with All the Videos You Like as its value proposition. Bilibili builds its community around aspiring users, high-quality content, talented content creators and the strong emotional bond among them. Bilibili pioneered the “bullet chatting” feature, a live commenting function that has transformed the viewing experience by displaying thoughts and feelings of other audience viewing the same video. It has now become the welcoming home of diverse interests for young generations in China and the frontier to promote Chinese culture across the world.

The Company was incorporated in the Cayman Islands in December 2013. Its ADSs began trading on the Nasdaq Global Select Market since March 2018 under the ticker symbol “BILI.” Its Class Z ordinary shares began trading on the Main Board of the Hong Kong Stock Exchange since March 2021 under the stock code “9626.” On October 3, 2022, the Company’s conversion of its secondary listing status to primary listing status on the Main Board of the Hong Kong Stock Exchange went into effect.

The Company’s principal executive offices are located at Building 3, Guozheng Center, No. 485 Zhengli Road, Yangpu District, Shanghai, 200433, People’s Republic of China. Its telephone number at this address is +86 21 2509-9255. The Company’s registered office in the Cayman Islands is located at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

2.	Information Concerning the Notes. The Notes were issued under the Indenture. The Notes mature on December 1, 2026.

2.1

Interest. The Notes bear cash interest at the rate of 0.50% per year from, and including, November 23, 2021, or from, and including, the most recent date to which interest has been paid or provided for to, but excluding, the next scheduled interest payment date until December 1, 2026. Interest is payable semi-annually in arrears on each of June 1 and December 1, commencing on June 1, 2022, to Holders at the close of business on the preceding May 15 and November 15 (whether or not such day is a business day), respectively. Accrued interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month. Unless the Company fails to make the payment of the Repurchase Price for Notes for which a Repurchase Notice has been submitted and not properly withdrawn, such Notes will no longer be outstanding and interest on the Notes will cease to accrue on and after the Repurchase Date.

2.2

The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Indenture and the Notes, on December 1, 2024, which is the Repurchase Date, the Company is obligated to repurchase all Notes for which the relevant repurchase right has been timely exercised and not withdrawn by the Holders. As December 1, 2024 is a Sunday, pursuant to the Indenture and the Notes, the Company will make payment to be paid on such date on Monday, December 2, 2024, being the next succeeding business day, with the same force and effect as if paid on December 1, 2024, and no interest shall accrue in respect of the delay. This Repurchase Right will expire at 5:00 p.m., New York City time, on Wednesday, November 27, 2024, the Expiration Date, which is the second Business Day immediately preceding the Repurchase Date. The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Repurchase Right to do so by 5:00 p.m., New York City time, on the Expiration Date. If the offer period is extended, we will publicly disclose the new expiration date by filing an amendment to the Schedule TO and by issuing a press release. The Indenture does not provide us with the right to delay the Repurchase Date at our sole discretion, except that, given the Repurchase Date is not a business day, we may make payment of the Repurchase Price on the next succeeding business day with the same force and effect as if paid on the Repurchase Date, and no interest shall accrue in respect of such delay. If the offer period is extended, we will publicly disclose the new expiration date by filing an amendment to the Schedule TO and by issuing a press release. The repurchase by the Company of Notes for which the Repurchase Right is validly exercised is not subject to any condition other than such purchase being lawful, the relevant Notes being surrendered, and the procedural requirements described in this Repurchase Right Notice being satisfied. You may only exercise the Repurchase Right with respect to Notes in principal amounts equal to US$1,000 or integral multiples thereof.

2.3

Repurchase Price. The Repurchase Price to be paid by the Company with respect to any and all Notes validly surrendered for repurchase and not withdrawn on the Repurchase Date is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, December 1, 2024; provided that any such accrued and unpaid interest will be paid to the Holder of such Notes of record as of 5:00 p.m., New York City time, on November 15, 2024, whether or not such Holders exercise their Repurchase Right. Pursuant to the terms of the Indenture and the Notes, the next interest payment date for the Notes is December 1, 2024. As December 1, 2024 is a Sunday, pursuant to the terms of the Indenture and the Notes, on Monday, December 2, 2024, which is the next succeeding business day, the Company will pay accrued and unpaid interest on all of the Notes through November 29, 2024, to all Holders who were Holders of record as of 5:00 p.m., New York City time, on Friday, November 15, 2024, regardless of whether the Repurchase Right is exercised with respect to such Notes, with the same force and effect as if paid on December 1, 2024 and no interest shall accrue in respect of the delay. As a result, on December 1, 2024, which is the date specified in the Indenture for repurchase, there will be no accrued and unpaid interest on the Notes. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

The Repurchase Price, which will be paid in cash, is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the ADSs. Thus, the Repurchase Price may be significantly greater or less than the market price of the Notes on the Repurchase Date. Holders are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the ADSs before making a decision whether to exercise the Repurchase Right.

None of the Company, its board of directors, or its executive management is making any recommendation to Holders as to whether to exercise the Repurchase Right or refrain from exercising the Repurchase Right. Each Holder must make such Holder’s own decision whether to exercise the Repurchase Right with respect to such Holder’s Notes and, if so, the principal amount of Notes for which the Repurchase Right should be exercised.

2.4

Source of Funds. If the Repurchase Right is exercised for any Notes, the Company plans to use its cash balance as of the Repurchase Date to pay the Repurchase Price for the Notes. The Company does not currently have alternative financing plans or arrangements as it has sufficient cash on hand to pay the total amount of consideration required to repurchase all of the Notes.

2.5

Conversion Rights of the Notes. Subject to and upon compliance with the provisions of the Indenture, a Holder will have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is US$1,000 principal amount or an integral multiple thereof) of such Holder’s Notes at any time prior to 5:00 p.m., New York City time, on the fifth Scheduled Trading Day immediately preceding December 1, 2026, at an initial conversion rate of 10.6419 ADSs (subject to certain adjustments) per US$1,000 principal amount of Notes. If a Holder has already delivered a Fundamental Change Repurchase Notice or a Repurchase Notice with respect to a Note, such Holder may not surrender that Note for conversion until the Holder has withdrawn the applicable repurchase notice in accordance with the Indenture. The conversion of your Notes is subject to the provisions regarding conversion contained in the Indenture and the Notes.

Generally, if you exercise the conversion right and the price per ADS is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. The Conversion Price at any given time is computed by dividing US$1,000 by the applicable Conversion Rate at such time.

2.6

Market for the Notes and the Company’s ADSs. There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s ADSs, and the market for similar securities. As of October 21, 2024, US$432,407,000 in aggregate principal amount of the Notes was outstanding.

The Company’s ADSs into which the Notes are convertible are listed on the Nasdaq Global Select Market under the ticker symbol “BILI.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the ADSs as reported on the Nasdaq Global Select Market.

Quarter Ended	High	Low
	(US$)
Fourth Quarter 2022	26.31	8.23
First Quarter 2023	29.46	18.20
Second Quarter 2023	22.93	14.45
Third Quarter 2023	19.15	12.84
Fourth Quarter 2023	15.65	10.41
First Quarter 2024	13.20	8.80
Second Quarter 2024	18.19	10.79
Third Quarter 2024	25.16	12.72
Fourth Quarter 2024 (through October 18, 2024)	31.77	19.02

On October 18, 2024, the closing price of the ADSs on the Nasdaq Global Select Market was US$20.15 per ADS. As of October 18, 2024, there were approximately 93,849,295 ADSs outstanding, excluding bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under our share incentive plans. We urge you to obtain current market information for the Notes, to the extent available, and the ADSs before making any decision to exercise the Repurchase Right.

2.7

Redemption. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase Notes, other than pursuant to this offer to purchase the Notes, until ten (10) business days after the expiration or termination of this offer.

Following that time, if any Notes remain outstanding, subject to the provisions of the Indenture, the Company may, at its option, on not less than 46 Scheduled Trading Days’ but no more than 60 Scheduled Trading Days’ prior notice, redeem the Notes before the 44th Scheduled Trading Day immediately preceding December 1, 2026 as follows:

•

The Company may redeem all but not part of the Notes (except in respect of certain Holders that elect otherwise as described in the Indenture) in connection with a change in tax law at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including the Redemption Date. Upon receiving such notice of redemption, each Holder will have the right to elect to not have its Notes redeemed, subject to the provisions of the Indenture.

•

The Company may redeem for cash all or any part of the Notes, at its option, if the last reported sale price of the ADSs has been at least 130% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period (including the last Trading Day of such period) ending on, and including, the Trading Day immediately preceding the date on which the Company sends a notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date.

•

The Company may redeem for cash all but not part of the Notes if less than US$160,000,000 aggregate principal amount of Notes remains outstanding at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date.

2.8

Ranking. The Notes are general senior unsecured obligations and will rank (i) senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the Notes; (ii) equal in right of payment to all of our liabilities that are not so subordinated, including our obligations under our outstanding 1.375% Convertible Senior Notes due 2026 and our outstanding 1.25% Convertible Senior Notes due 2027; (iii) effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all indebtedness and other liabilities of our subsidiaries and the consolidated affiliated entities, including the VIEs (including trade payables).

3.

Procedures to Be Followed by Holders Electing to Exercise the Repurchase Right. Holders will not be entitled to receive the Repurchase Price for their Notes unless they elect to exercise the Repurchase Right by delivering their Repurchase Notice between 12:01 a.m., New York City time, on Tuesday, October 29, 2024, and 5:00 p.m., New York City time, on Wednesday, November 27, 2024, and have not withdrawn the Repurchase Notice prior to 5:00 p.m., New York City time, on Wednesday, November 27, 2024. Holders may exercise the Repurchase Right with respect to some or all of their Notes. Any Repurchase Notice must specify a principal amount of Notes to be purchased by the Company of US$1,000 or an integral multiple thereof. If Holders do not elect to exercise the Repurchase Right, their Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1

Method of Delivery. The Trustee has informed the Company that, as of the date of this Repurchase Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for repurchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute delivery of a Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Repurchase Right. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE REPURCHASE RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

3.2	Agreement to Be Bound by the Terms of the Repurchase Right. By exercising the Repurchase Right with respect to any portion of your Notes, you acknowledge and agree as follows:

•	such Notes shall be repurchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Repurchase Right Notice;

•	you agree to all of the terms of this Repurchase Right Notice;

•	you have received this Repurchase Right Notice and acknowledge that this Repurchase Right Notice provides the notice required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Repurchase Right Notice, the Indenture, and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign, and transfer to the Company all right, title, and interest in and to all the Notes surrendered, (ii) release and discharge the Company and its directors, officers, employees, and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes, but excluding any claims arising under federal securities laws, and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company for the Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Repurchase Right Notice;

•

you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign, and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and repayment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right;

•

you agree, upon request from the Company, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment, and transfer of the Notes surrendered;

•

you understand that all Notes properly surrendered for purchase prior to 5:00 p.m., New York City time, on Wednesday, November 27, 2024, for which a Repurchase Notice has been delivered and not withdrawn prior to 5:00 p.m., New York City time, on Wednesday, November 27, 2024, will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Repurchase Right Notice, and related notice materials, as amended and supplemented from time to time;

•	surrendered Notes may be withdrawn by complying with the withdrawal procedures of DTC at any time prior to 5:00 p.m., New York City time, on Wednesday, November 27, 2024; and

•

all authority conferred or agreed to be conferred pursuant to your exercise of the Repurchase Right hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy, and other legal representatives.

3.3	Exercise of Repurchase Right; Delivery of Notes.

Notes Held Through a Custodian. If you wish to exercise the Repurchase Right with respect to any of your Notes and your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” on or prior to the deadline set by such nominee to permit such nominee to surrender the Notes by 5:00 p.m., New York City time, on the Expiration Date.

Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Repurchase Right with respect to any of your Notes, you must electronically transmit your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, between 12:01 a.m., New York City time, on Tuesday, October 29, 2024, to 5:00 p.m., New York City time, on the Expiration Date.

In exercising the Repurchase Right through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company, or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Repurchase Right, including those set forth above under 3.2 —“Agreement to Be Bound by the Terms of the Repurchase Right.”

Notes Held in Certificated Non-Global Form. While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Repurchase Right with respect to such Notes, any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice to the Paying Agent between 12:01 a.m., New York City time, on Tuesday, October 29, 2024, and 5:00 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the Repurchase Price for such Notes with respect to the Repurchase Right was exercised, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Repurchase Date together with all necessary endorsements.

All signatures on a Repurchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4.

Right of Withdrawal. You may withdraw your previous exercise of the Repurchase Right with respect to any Notes at any time prior to 5:00 p.m., New York City time, on Wednesday, November 27, 2024, which is the second Business Day immediately preceding the Repurchase Date.

Except as described below with respect to Notes, if any, for which physical certificates are issued to a Holder other than DTC or its nominee, in order to withdraw your previous exercise of the Repurchase Right, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on Wednesday, November 27, 2024. This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system before 5:00 p.m., New York City time, on Wednesday, November 27, 2024.

If after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, complete and sign a notice of withdrawal specifying (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which portion must be US$1,000 aggregate principal amount or an integral multiple thereof, (ii) the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such Note that remains subject to the Repurchase Notice, which portion must be in principal amounts of US$1,000 or an integral multiple of US$1,000, and deliver such manually signed notice of withdrawal to the Paying Agent prior to 5:00 p.m., New York City time, on Wednesday, November 27, 2024.

In addition, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Exchange Act, if Holders timely surrender Notes for purchase under the Repurchase Right, they are also permitted to withdraw such Notes on Friday, December 27, 2024 (New York City time) in the event that we have not yet accepted the Notes for payment on or prior to December 27, 2024 (New York City time). Pursuant to the Indenture, we are required to deposit with the Paying Agent on or prior to 10:00 a.m., New York City time, November 29, 2024, which is one business day prior to the Repurchase Date, an appropriate amount of money sufficient to repurchase all of the Notes to be repurchased at the Repurchase Price.

You may exercise the Repurchase Right with respect to Notes for which your election to exercise your Repurchase Right had been previously withdrawn, by following the procedures described in Section 3 above.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Holders are not foreclosed from challenging our determination in a court of competent jurisdiction in accordance with the Indenture.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures by withdrawing before 5:00 p.m., New York City time, on Wednesday, November 27, 2024.

5.

Payment for Surrendered Notes. We will deposit with the Paying Agent on or prior to 10:00 a.m., New York City time, November 29, 2024, which is one business day prior to the Repurchase Date, an appropriate amount of money sufficient to repurchase all of the Notes to be repurchased at the Repurchase Price, and the Paying Agent will promptly distribute the consideration to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company, or other nominee, as the case may be, will distribute the cash to you.

The total amount of consideration required by us to repurchase all of the Notes is US$432,407,000 (assuming all of the Notes are validly surrendered for repurchase and accepted for payment).

6.	Notes Acquired. Any Notes repurchased by us pursuant to the Repurchase Right will be canceled by the Trustee, pursuant to the terms of the Indenture.

7.

Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Repurchase Right Notice, neither the Company nor its directors and executive officers currently has any plans, proposals, or negotiations that would be material to a Holder’s decision to exercise the Repurchase Right, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries;

•

any purchase, sale, or transfer of a material amount of assets of the Company or any of its subsidiaries; any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•

any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the Company’s corporate structure or business;

•

any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•	any changes in the Company’s charter, bylaws, or other governing instruments or other actions that could impede the acquisition of control of the Company.

8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

•	none of the executive officers or directors of the Company or any associate of such executive officers or directors owns any Notes; and

•	during the 60 days preceding the date of this Repurchase Right Notice, none of the executive officers or directors of the Company has engaged in any transactions in the Notes.

The Company will not purchase any Notes from its affiliates or the executive officers or directors of the Company. Neither the Company nor any of its associates or majority owned subsidiaries owns any Notes. During the 60 days preceding the date of this Repurchase Right Notice, neither the Company nor any of its subsidiaries has engaged in any transactions in the Notes.

9.	Agreements Involving the Company’s Securities. The Company has entered into the following agreement relating to the Notes:

•	the Indenture.

Except for the agreement described above, there are no agreements between the Company and any other person with respect to any other securities issued by the Company that are material to the Repurchase Right or the Notes. The Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other securities issued by the Company that are material to the Repurchase Right or the Notes.

10.	U.S. Federal Income Tax Considerations.

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the exercise of the Repurchase Right by a U.S. Holder (as defined below) that holds the Notes as “capital assets” (generally, property held for investment). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Regulations”), published positions of the Internal Revenue Service (the “Service”), court decisions and other applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect), which change could affect the tax considerations described below.

This discussion does not describe all of the U.S. federal income tax considerations that may be applicable to a U.S. Holder in light of its particular circumstances or U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt entities;

•	real estate investment trusts;

•	regulated investment companies;

•	dealers or traders in securities;

•	certain former citizens or residents of the United States;

•	persons that elect to mark their securities to market;

•	persons holding the Notes as part of a “straddle,” conversion, or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar; and

•	persons that actually or constructively own 10% or more of our equity (by vote or value).

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, minimum tax or Medicare contribution tax considerations. Each U.S. Holder should consult its tax advisor concerning the U.S. federal income tax considerations to such U.S. Holder in light of its particular situation as well as any considerations arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the Notes should consult its tax advisor regarding the tax considerations generally applicable to such partner of the exercise of the Repurchase Right.

Exercise of the Repurchase Right

Subject to the discussions below under “Market Discount” and “Passive Foreign Investment Company Considerations,” a U.S. Holder that receives cash for the Notes on the exercise of the Repurchase Right will generally recognize capital gain or loss equal to the difference between (i) the amount of cash received on the exercise (including PRC taxes withheld, if any) and (ii) such U.S. Holder’s adjusted tax basis in the Notes. A U.S. Holder’s adjusted tax basis in the Notes will generally equal the cost of such Notes, increased by any accrued market discount if such U.S. Holder has elected to include such market discount as it accrued (as described below), and reduced (but not below zero) by any amortizable bond premium (generally, the excess, if any, of the tax basis of the Notes to such U.S. Holder immediately after the acquisition of such Notes over the principal amount of such Notes payable at maturity) allowed as an offset against interest income with respect to such Notes. Any capital gain or loss recognized by a U.S. Holder will generally be long-term if, on the Repurchase Date, such U.S. Holder has held such Notes for more than one year and will generally be U.S.-source capital gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC resident enterprise under PRC tax law and gain from the exercise of the Repurchase Right is subject to tax in China, such gain may be treated as PRC-source gain for U.S. foreign tax credit purposes under the Treaty. Individual and other non-corporate U.S. Holders are generally eligible for preferential rates on long-term capital gains. The deductibility of capital losses is subject to limitations.

Market Discount

The Notes will have “market discount” if such Notes’ stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds a U.S. Holder’s tax basis in the Notes immediately after the acquisition of such Notes in a secondary market transaction, unless a statutorily defined de minimis exception applies. Any gain recognized by a U.S. Holder with respect to the Notes acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued during the period such Notes were held by such U.S. Holder, unless such U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount is accrued on a ratable basis, unless a U.S. Holder elected to accrue market discount using a constant-yield method.

Passive Foreign Investment Company Considerations

If we are a passive foreign investment company (or “PFIC”) for U.S. federal income tax purposes, it is possible that the PFIC rules could treat a disposition of Notes (including pursuant to an exercise of the Repurchase Right) as a disposition of stock of a PFIC subject to the excess distribution rules discussed below.

A non-U.S. corporation, such as our company, is a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income, or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. For these purposes, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the shares. Although the law in this regard is not entirely clear, we treat our consolidated affiliated entities as being owned by us for U.S. federal income tax purposes because we exercise effective control over them and we are entitled to substantially all of their economic benefits and, as a result, we consolidate their results of operations in our combined and consolidated financial statement. If it were determined, however, that we are not the owner of our consolidated affiliated entities for U.S. federal income tax purposes, we would likely be treated as a PFIC for our taxable year ended December 31, 2024 and for subsequent taxable years.

Assuming we are the owner of our consolidated affiliated entities in the PRC for U.S. federal income tax purposes, based on our current and expected income and assets and the current market value of our ADSs, we do not presently expect to be a PFIC for the 2024 taxable year or the foreseeable future. The determination as to whether we are a PFIC, however, must be made annually after the end of each taxable year based on that year’s composition of income and assets, and consequently, our PFIC status with respect to our 2024 taxable year may change. In addition, there are uncertainties in the application of the PFIC rules to our particular circumstances. It is possible that the IRS may challenge our classification of certain income and assets or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years.

If we are a PFIC for any taxable year during which you hold or are treated for U.S. federal income tax purposes as holding our stock (including, possibly, through ownership of Notes), you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition such stock (including, possibly, on a disposition of Notes). Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your applicable holding period will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain would be allocated ratably over your holding period;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, would be treated as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for you for such year and would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other taxable year.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE EXERCISE OF A REPURCHASE RIGHT, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS AND THE AVAILABILITY OF ANY ELECTIONS UNDER SUCH RULES.

11.

Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. All information we file with the SEC can be obtained over the internet at http://www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Schedule TO to which this Repurchase Right Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Repurchase Right Notice, we will amend the Schedule TO accordingly.

12.	No Solicitation. The Company has not employed any person to make solicitations or recommendations in connection with the Repurchase Right.

13.	Definitions. All capitalized terms used but not specifically defined in this Repurchase Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

None of the Company, its board of directors, or its executive management is making any recommendation to any Holder as to whether to exercise the Repurchase Right or refrain from exercising the Repurchase Right pursuant to this Repurchase Right Notice. Each Holder must make such Holder’s own decision whether to exercise the Repurchase Right and, if so, the principal amount of Notes for which the Repurchase Right should be exercised.

BILIBILI INC.

Annex A

REPURCHASE NOTICE

To: BILIBILI INC.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from BILIBILI INC. (the “Company”) regarding the right of Holders to elect to require the Company to repurchase the entire principal amount of this Note, or the portion thereof (that is US$1,000 principal amount or an integral multiple thereof) below designated, in accordance with the applicable provisions of the Indenture referred to in this Note, at the Repurchase Price to the registered Holder hereof.

In the case of certificated Notes, the certificate numbers of the Notes to be purchased are as set forth below:

Certificate Number(s):

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all):
US$ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.